Exhibit 10.7
AGREEMENT

This agreement (the "Agreement") is entered into this 13th day of June, 2016, between Viacom Inc. ("Viacom") and Philippe Dauman ("Dauman") in the following context:

Dauman is a Viacom director and Viacom's Executive Chairman, President and Chief Executive Officer;

Pursuant to the purported exercise of authority by Sumner M. Redstone ("Mr. Redstone"), notice was given to Dauman and fellow Viacom director, George Abrams ("Abrams"), purporting to remove them as trustees of the Sumner M. Redstone National Amusements Trust (the "Trust"), as directors of National Amusements, Inc. and as managers of certain subsidiaries of NAI (collectively, “NAI”) (the "Purported Removal Action"); and representatives of Mr. Redstone stated publicly that these actions were intended to have an impact on Dauman and Abrams in their roles at Viacom and, more broadly, on Viacom generally;

In addition, the threat has been made regarding removal in the future of directors of Viacom also pursuant to the purported exercise of authority by Mr. Redstone;

On May 23, 2016, (a) with the support of the independent members of Viacom’s Board of Directors, Dauman and Abrams filed a lawsuit in Massachusetts probate court, challenging the Purported Removal Action and (b) a lawsuit was filed in California Superior Court, purportedly by Mr. Redstone, seeking an order confirming the validity of the removal of Dauman and Abrams as trustees of the Trust (such lawsuits the "Actions");

(1) key positions taken by Dauman and Abrams in the Actions are also key positions Viacom and validly elected directors of Viacom would take in challenging any purported removal of them as invalid purported exercises of authority by Mr. Redstone ("Aligned Key Positions"); (2) the outcome of these Actions could have a direct adverse impact on the ability of Viacom and Viacom directors to assert and prevail on the Aligned Key Positions, and, accordingly, on Viacom's chain of corporate control, on Viacom's governance and on its stockholders; (3) neither Viacom nor its directors have standing to participate in the Actions and directly litigate the Aligned Key Positions; and (4) neither Dauman nor Abrams has any financial interest in the Actions, recognizing that Dauman has various rights under his employment agreement;

Dauman and Abrams have incurred and will continue to incur costs and expenses in connection with litigating the Actions;

On May 26, 2016 the Special Litigation Committee of the Board of Directors of Viacom (the "Committee") determined that it was in the best interests of Viacom and its stockholders to support the efforts of Dauman and Abrams in litigating the Aligned Key Positions by authorizing and directing Viacom to pay the reasonable costs and expenses incurred by them in connection with litigating the Actions, subject to certain conditions; and

This Agreement is not intended to replace, override or interfere with any rights to indemnification or advancement that Dauman currently has as a Viacom director or officer, including such rights set forth in his employment agreement, Viacom's Certificate of Incorporation or Bylaws, or pursuant to Section 145 of the Delaware General Corporation Law, and all such rights shall remain in full force and effect to the fullest extent permitted under Delaware law.

In consideration of the mutual promises and covenants herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Payment and Reimbursement. Viacom will pay (as incurred) or, if paid by Dauman, promptly reimburse him for costs and expenses (including attorney's fees, expert witness fees and fees of public relations and other consultants) actually and reasonably incurred by Dauman in connection with the Actions ("Payment Amounts").

2.
Repayment. Dauman will repay Viacom all Payment Amounts to the extent it is finally determined by a court of competent jurisdiction that, in instituting the Massachusetts lawsuit, Dauman has acted in breach of his fiduciary or other duties to Viacom or that he has not acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Viacom.

3.
Other Sources. Without limiting his rights under this Agreement, Dauman will also take reasonable steps to seek (through advancement, indemnification or other rights he has) to recoup Payment Amounts from NAI and the Trust as authorized under the respective governing documents of those entities and any agreements entered into by Dauman and those entities and promptly upon such recoupment or other economic recovery from NAI and the Trust related in any way to the subject matter of the Actions shall repay such amounts to Viacom.

4.	Amendments. No modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

5.
Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to the terms of this Agreement.

6.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

7.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws. Any dispute relating to this Agreement shall be subject to the exclusive jurisdiction of the courts of Delaware or the Federal Courts located therein, and the parties agree not to contest the jurisdiction of such courts. The parties hereby waive their respective rights to a trial by jury.

/s/ Philippe P. Dauman	/s/ Michael D. Fricklas
Philippe Dauman	Michael D. Fricklas, Executive Vice President, General Counsel and Secretary, Viacom Inc.

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